Exhibit 99.1

Contact:	David Lilly / Joseph Kuo	Roy Swan
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. ANNOUNCES FIRST QUARTER 2008 RESULTS

First Quarter Diluted EPS up 42% over Prior Year Period
Reports EPS of $0.44 for the First Quarter

New York, New York, August 14, 2007– Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank, today announced its results of operations for the three-month period ended June 30, 2007, the first quarter of the fiscal year ended March 31, 2008 (“fiscal 2008”).

The Company reported net income of $1.1 million and diluted earnings per share of $0.44 for the first quarter of fiscal 2008, compared to net income of $0.8 million and diluted earnings per share of $0.31 for the first quarter of fiscal 2007.

Deborah C. Wright, the Company’s Chairman and CEO, stated:  “We are pleased with our strong first quarter results, driven by top line growth in net interest income, as total loans receivable grew from organic production and higher yielding loan portfolios acquired with Community Capital Bank (“CCB”) in September 2006. As a result, we were able to expand net interest margin substantially, year over year and on a linked quarter basis, despite the difficult competitive and yield curve environment, while asset quality remained stable.  Expenses grew year over year reflecting the larger employee base and infrastructure resulting from the CCB acquisition, but were flat sequentially. Our bottom line continues to benefit from the New Markets Tax Credit (“NMTC”) award previously disclosed.  Overall, we are pleased with the direction of our core earnings in this challenging climate as we seek to produce improved financial results.”

Ms. Wright also noted that earlier this month, the Board of Directors increased the Company’s quarterly dividend by one penny to $0.10 per share.  This is the fourth consecutive year that the Company’s quarterly dividend has been increased.

Income Statement Highlights

First Quarter Results

The Company reported consolidated net income for the three-months ended June 30, 2007 of $1.1 million compared to $0.8 million for the prior year period, an increase of $0.3 million.  These results primarily reflect an increase in net interest income of $1.7 million, an increase in non-interest income of $0.2 million and a decline in the provision for income taxes of $0.3 million, offset by an increase in non-interest expenses of $1.8 million.

Interest income increased by $2.9 million, or 31.9%, to $12.0 million for the three months ended June 30, 2007, compared to $9.1 million in the prior year period.  Interest income increased primarily as a result of an increase in average loan balances and yields this fiscal period compared to the prior year period.  The increase in interest income was partially offset by a decline in interest income on total securities.  While the average balance of the securities portfolio declined, the yield earned on the portfolio increased as a result of the current rate environment.  Overall, the increase in interest income resulted from an increase of 100 basis points in the annualized average yield on total interest-earning assets to 6.95% for the three months ended June 30, 2007 compared to 5.95% for the prior year period, reflecting increases in yields on loans and total securities of 72 basis points and 142 basis points, respectively, offset by a slight decline in the yield on federal funds sold of 7 basis points.  Additionally, the average balance of total interest earning assets increased $76.4 million.

Total interest expense increased by $1.2 million, or 29.3%, to $5.3 million for the three months ended June 30, 2007, compared to $4.1 million for the prior year period.  The rise resulted primarily from a higher annualized average cost of interest-bearing liabilities of 48 basis points to 3.40% for the first quarter of fiscal 2008 from 2.92% for the prior year period.  Additionally, the average balance of interest-bearing liabilities increased $67.2 million, or 12.0%, to $627.6 million from $560.4 million during the prior year period.

The Company considers the overall allowance for loan losses to be adequate and thus, the Company did not provide for additional loan reserves for the three-months ended June 30, 2007 or 2006.

Total non-interest income for the quarter ended June 30, 2007 increased $0.2 million, or 22.2%, to $1.1 million, compared to $0.9 million for the prior year period.  The increase in non-interest income resulted mainly from an increase in loan fees and service charges of $0.2 million, primarily resulting from an increase of $0.1 million in late fees collected and the servicing fees received on SBA loans acquired as part of the CCB acquisition.

Non-interest expense for the quarter ended June 30, 2007 increased $1.8 million, or 38.3%, to $6.5 million compared to $4.7 million for the same period last year.  The increase in non-interest expense was primarily due to the CCB acquisition and related increases in employee compensation and benefits expense of $0.9 million, net occupancy and equipment expenses of $0.4 million and other non-interest expenses of $0.5 million.

Income taxes decreased $0.3 million, or 75.0%, resulting in a tax expense of $0.1 million for the three-month period ended June 30, 2007, compared to $0.4 million for the prior year period.  The reduction in tax expense reflects the benefit of the NMTC award totaling $0.4 million.  As previously disclosed, the Company is expected to receive benefits from the NMTC award over approximately 7 years.

Financial Condition Highlights

At June 30, 2007, total assets increased $23.8 million, or 3.2%, to $763.8 million compared to $740.0 million at March 31, 2007.  The increase in total assets was primarily the result of increases in loans receivable and loans held-for-sale of $23.8 million and an increase in cash and cash equivalents of $3.3 million partially offset by a decrease in investment securities of $4.8 million.

At June 30, 2007, total liabilities increased by $23.2 million, or 3.4%, to $711.5 million compared to $688.3 million at March 31, 2007.  The increase in total liabilities was primarily the result of an increase in customer deposits of $16.2 million and an increase in borrowings of $10.2 million, offset by a reduction in other liabilities of $3.2 million.

At June 30, 2007, total stockholders’ equity increased $0.7 million, or 1.4%, to $52.3 million at June 30, 2007 compared to $51.6 million at March 31, 2007.  The increase in total stockholders’ equity was primarily attributable to net income for the quarter ended June 30, 2007 totaling $1.1 million, partially offset by dividends paid of $0.2 million and a decrease of $0.3 million in accumulated other comprehensive income related to the mark-to-market of the Company’s available-for-sale securities.

Stock Repurchase Program

During the quarter ended June 30, 2007, the Company purchased an additional 6,200 shares of its common stock under its stock repurchase program.  To date, the Company has purchased a total of 116,774 shares of the total 231,635 approved under the program, which leaves the number of shares yet to be repurchased at 114,861.

Asset Quality

At June 30, 2007, non-performing assets totaled $5.0 million, or 0.78% of total loans receivable, compared to $4.5 million, or 0.74% of total loans receivable, at March 31, 2007.  At June 30, 2006, non-performing assets totaled $2.9 million, or 0.59% of total loans receivable. The increase in non-performing assets over the prior year period was primarily due to $3.8 million in real estate loans to one borrower that management believes has adequate collateral coverage.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank.  Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.  For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

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CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006
	(Unaudited)	
Interest Income:		
Loans	$ 10,993	$ 7,891
Mortgage-backed securities	502	932
Investment securities	462	181
Federal funds sold	11	116
Total interest income	11,968	9,120
Interest expense:		
Deposits	4,331	2,995
Advances and other borrowed money	984	1,090
Total interest expense	5,315	4,085
Net interest income before provision for loan losses	6,653	5,035
Provision for loan losses	--	--
Net interest income after provision for loan losses	6,653	5,035
Non-interest income:		
Depository fees and charges	630	609
Loan fees and service charges	379	246
Gain on sale of loans	47	12
Other income	81	78
Total non-interest income	1,137	945
Non-interest expense:		
Employee compensation and benefits	3,173	2,285
Net occupancy expense	836	584
Equipment, net	592	476
Merger related expenses	-	2
Other expense	1,903	1,386
Total non-interest expense	6,504	4,733
Income before income taxes	1,286	1,247
Income tax expense	143	445
Net income	$ 1,143	$ 802
Earnings per common share:		
Basic	$ 0.46	$ 0.32
Diluted	$ 0.44	$ 0.31

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	June 30 2007 (Unaudited)	March 31, 2007
ASSETS		
Cash and cash equivalents:		
Cash and due from banks	$15,983	$ 14,619
Federal funds sold	3,500	1,300
Interest earning deposits	1,185	1,431
Total cash and cash equivalents	20,668	17,350
Securities:		
Available-for-sale, at fair value (including pledged as collateral of $9,297 and $34,649 at June 30 and March 31, 2007, respectively)	44,017	47,980
Held-to-maturity, at amortized cost (including pledged as collateral of $11,901 and $18,581 at June 30 and March 31, 2007, respectively; fair value of $18,042 and $19,005 at June 30 and March 31, 2007, respectively)	18,327	19,137
Total securities	62,344	67,117
Loans held-for-sale	25,167	23,226
Gross loans receivable:		
Real estate mortgage loans	552,889	533,667
Consumer and commercial business loans	54,977	52,293
Allowance for loan losses	(5,423)	(5,409)
Total loans receivable, net	602,443	580,551
Office properties and equipment, net	15,221	14,626
Federal Home Loan Bank of New York stock, at cost	2,872	3,239
Bank owned life insurance	8,875	8,795
Accrued interest receivable	4,848	4,335
Goodwill	5,743	5,716
Core deposit intangibles, net	646	684
Other assets	14,957	14,313
Total assets	$763,784	$ 739,952
LIABILITIES AND STOCKHOLDERS' EQUITY		
Liabilities:		
Deposits	$631,330	$ 615,122
Advances from the FHLB-NY and other borrowed money	71,301	61,093
Other liabilities	8,870	12,110
Total liabilities	711,501	688,325
Stockholders' equity:		
Common stock (par value $0.01 per share: 10,000,000 shares; authorized; 2,524,691 shares issued; 2,502,993 and 2,507,985 outstanding at June 30 and March 31, 2007, respectively)	25	25
Additional paid-in capital	24,055	23,996
Retained earnings	28,403	27,436
Unamortized awards of common stock under ESOP and MRP	(4)	(4)
Treasury stock, at cost (21,698 and 16,706 shares at June 30 and March 31, 2007, respectively)	(361)	(277)
Accumulated other comprehensive income	165	451
Total stockholders' equity	52,283	51,627
Total liabilities and stockholders' equity	$763,784	$ 739,952